Exhibit 5.1

POSTAL ADDRESS	Postbus 71170 1008 BD AMSTERDAM

OFFICE ADDRESS	Fred. Roeskestraat 100 1076 ED AMSTERDAM

TELEPHONE	020 578 5758

FAX	020 578 5836

INTERNET	www.loyensloeff.com

To:

Sensata Technologies Holding N.V.

Kolthofsingel 8

7602 EM, Almelo

The Netherlands

SENSATA TECHNOLOGIES HOLDING N.V.

Privileged

Amsterdam, 10 March 2010

Dear Sir/Madam,

You have requested us, as your special counsel on certain matters of Dutch law to render an opinion in connection with the proposed filing of a registration statement, including a prospectus, relating to the Shares (as defined below).

Headings used in this opinion are for ease of reference only and shall not affect the interpretation hereof.

In this opinion:

“Commission” means the Securities and Exchange Commission;

“Company” means Sensata Technologies Holding N.V., a public company with limited liability under Dutch law;

“Existing Shares” means 144,489,586 ordinary shares in the capital of the Company issued and outstanding on the date hereof;

“New Shares” means the ordinary shares in the capital of the Company that will be issued by the Company and subscribed for by the Underwriters named in the Registration Statement;

“Registration Statement” means the registration statement on Form S-1 (Registration No. 333-163335), originally filed with the Commission on 25 November 2009 under the Securities Act of 1933, as amended (the “Act”);

“Secondary Shares” means the Existing Shares to be sold by the Selling Shareholders to the Underwriters;

“Shares” means the Existing Shares and the New Shares, collectively;

AMSTERDAM • ANTWERP • ARNHEM • BRUSSELS • EINDHOVEN • LUXEMBOURG • ROTTERDAM • ARUBA • CURAÇAO • FRANKFURT • DUBAI • GENEVA • LONDON • NEW YORK • PARIS • SINGAPORE • TOKYO • ZURICH	1/4

“Selling Shareholders” means the selling shareholders named in the Registration Statement;

“Underwriters” means the underwriters named in the Registration Statement; and

“Underwriting Agreement” means the underwriting agreement by and between the Company and the Underwriters.

In rendering this opinion, we have examined and relied upon, inter alia, an electronically transmitted copy of the executed Registration Statement and upon the following documents as we have deemed necessary for the purposes of this opinion:

(1)	an electronically transmitted copy of an excerpt, dated as of the date hereof (the “Excerpt”) of the registration of the Company in the trade register of the Chambers of Commerce in the Netherlands (the “Trade Register”) under number 24192692;

(2)	an electronically transmitted copy of the deed of incorporation of the Company dated 22 December 1988 (the “Deed of Incorporation”);

(3)	a draft deed of issuance, dated the date hereof, to be executed by the Company and the Underwriters pursuant to which the New Shares will be issued (the “Deed of Issuance”);

(4)	an electronically transmitted copy of the articles of association (statuten), as they read after the execution of the deed of conversion and amendment of the articles of association relating to the Company dated 26 February 2010 (the “Articles”);

(5)	an electronically transmitted copy of the resolution of the general meeting of shareholders of the Company (the “Shareholders Meeting”), dated 26 February 2010, (inter alia) (inter alia) designating the Management Board as the corporate body with the power to issue and/or grant rights to subscribe for ordinary shares for a period of five years from the date thereof to issue such number of shares in the capital of the Company as shall be permitted by the authorised capital of the Company from time to time (the “Shareholders’ Resolution”);

(6)	an electronically transmitted copy of the resolution of the management board of the Company (the “Management Board”), dated 8 March 2010, resolving to (inter alia) issue the New Shares and (ii) waive any pre-emptive rights in respect thereto (the “Board Resolution”) and together with the Shareholder’s Resolution, the “Resolutions”);

(7)	an electronically transmitted copy of the shareholders’ register (aandeelhoudersregister) of the Company (the “Shareholders’ Register”);

(8)	a letter from NYSE Euronext dated 12 February 2010 in which it is confirmed on behalf of the board of directors and management of the New York Stock Exchange that it has authorised the listing of the New Shares and the Secondary Shares on the New York Stock Exchange; and

(9)	a certificate signed by the Management Board, dated as of the date hereof. A copy of this certificate is attached hereto as Annex 1.

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For the purpose of the opinions expressed herein, we have assumed:

(i)	the genuineness of all signatures, the authenticity of all agreements, certificates, instruments, and other documents submitted to us as originals and the conformity to the originals of all agreements, certificates, instruments, and other documents submitted to us as electronic copies; and

(ii)	that the New Shares will be subscribed for and accepted by the Underwriters.

Based upon the foregoing and subject to the limitations stated hereinafter, we are of the opinion that on the date hereof:

A.	The Existing Shares have been duly authorised and validly issued, are fully paid and are validly outstanding and non-assessable.

B.	When issued pursuant to a validly executed Deed of Issuance in the form reviewed by us and upon payment in full of the New Shares in accordance with the Underwriting Agreement, the New Shares will be validly issued, fully paid and validly outstanding and non-assessable.

C.	The Secondary Shares have been duly authorised and validly issued, are fully paid and are validly outstanding and non-assessable.

This opinion and any issues arising under this opinion will be governed by Dutch law.

This opinion letter is strictly limited to the matters stated herein and may not be read as extending by implication to any matters not specifically referred to.

This opinion letter may only be relied upon in connection with the transactions to which the Registration Statement relates.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Yours faithfully,

Loyens & Loeff N.V.

/s/ P.W. van Verschuer	/s/ W.S. Vletter

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ANNEX 1

MANAGEMENT CERTIFICATE

[To be attached as separate document]

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Annex A

CERTIFICATE OF THE BOARD

OF

SENSATA TECHNOLOGIES HOLDING N.V.

10 March 2010

The undersigned, together constituting the entire board of directors (the “Board”) of Sensata Technologies Holding N.V., a public limited liability company (naamloze vennootschap) incorporated under the laws of the Netherlands having its registered office address at Kolthofsingel 8, 7602 EM, Almelo, the Netherlands (the “Company”),

HEREBY CERTIFY

1.	That the information recorded in the excerpt dated as of the date hereof of the registration of the Company in the trade register of the Chambers of Commerce in the Netherlands (the “Trade Register”) under number 24192692 (the “Excerpt”) is true, accurate and complete on the date hereof, except that each of Mr. G. Braaksma Mr. J. Hamers and ANT Management (Netherlands) B.V. have resigned as members of the Management Board effective as per 26 February 2010 and each of Mr. T. Wroe, Mr. E. Conard, Mr. P. Edgerly, Mr. M. Ward, Mr. S. Zide, Mr. J. Lewis, Mr. S Meisel, Mr. M. Jacobson and Mr. C. Pfeffer are appointed as members of the Management Board effective as per 26 February 2010 pursuant to a resolution of the Shareholders Meeting dated 26 February 2010, which registration is still pending and has not yet been reflected in the Excerpt;

2.	That the Company has not been dissolved (ontbonden), liquidated, granted a (preliminary) suspension of payments ((voorlopige) surséance van betaling verleend) or declared bankrupt (failliet verklaard);

3.	That at the date hereof no resolution has been adopted concerning the statutory merger (juridische fusie) or division (splitsing), in both cases involving the Company as disappearing entity, or the voluntary liquidation (ontbinding) of the Company or the filing of a request for its bankruptcy (faillissement) or for a suspension of payments (surséance van betaling) and that the Company has not received a notice from the Amsterdam Chamber of Commerce concerning its dissolution under Section 2:19a of the Dutch Civil Code; and

4.	That (i) the shares in the capital of the Company issued and outstanding on the date hereof (the “Shares”) have not been repurchased (ingekocht), cancelled (ingetrokken), reduced (afgestempeld), split, or combined, and (ii) the Shares are free and clear of any pledge (pand), right of usufruct (vruchtgebruik) or attachment (beslag) on the date hereof;

5.	That the information recorded in the shareholders’ register of the Company is true, accurate and complete as of the date hereof.

HEREBY CONFIRM

6.	That they do not have a personal conflict of interest with the Company in respect of the entering into and performance of the Documents and in respect of the transactions contemplated thereby; and

7.	that the Resolutions (as defined in the opinion letter of Loyens & Loeff N.V.) (a) correctly reflect the resolutions made by the Board and the general meeting of shareholders of the Company, respectively, in respect of the transactions contemplated by the Underwriting Agreement (as defined in the opinion letter of Loyens & Loeff N.V.), and (b) have not been and will not be amended, nullified, revoked, or declared null and void.

Board Certificate Sensata Technologies Holding N.V.	1

This certificate is provided to Loyens & Loeff, with the understanding that they will rely thereon in, and will assume the correctness of the above statements as of the date of, the opinion letter to be issued in connection with Documents.

Board Certificate Sensata Technologies Holding N.V.	2

Signed on the date first written above.

/s/ Tom Wroe		/s/ Ed Conard
Name:	Tom Wroe	Name:	Ed Conard
Title:	Director	Title:	Director

/s/ Paul Edgerley		/s/ John Lewis
Name:	Paul Edgerley	Name:	John Lewis
By:	Director	By:	Director

/s/ Michael Jacobson		/s/ Seth Meisel
Name:	Michael Jacobson	Name:	Seth Meisel
Title:	Director	Title:	Director

/s/ Charles Peffer		/s/ Michael Ward
Name:	Charles Peffer	Name:	Michael Ward
By:	Director	By:	Director

/s/ Stephen Zide
Name:	Stephen Zide
By:	Director

Board Certificate Sensata Technologies Holding N.V.	3